Better Choice Announces Closing of $40M Underwritten Public Offering
NEW YORK, NY, July 1, 2021 – Better Choice Company (NYSE American: BTTR) (“Better Choice” or the “Company”), an animal health and wellness company, today announced the closing of its underwritten public offering of 8,000,000 shares of its common stock at a public offering price of $5.00 per share.
The aggregate gross proceeds to Better Choice from the public offering were $40 million prior to deducting underwriting discounts, commissions and other estimated offering expenses. Better Choice has granted the underwriters a 30-day option to purchase up to an additional 1,200,000 shares of common stock to cover over-allotments, if any.
Better Choice plans to use the net proceeds of this offering for general corporate purposes. Better Choice may also elect to use proceeds from this offering to acquire complimentary technologies, products or businesses, although the Company is not a party to any letters of intent or definitive agreements for any such acquisition.
D.A. Davidson & Co. acted as sole book-running manager for the offering. Roth Capital Partners acted as lead-manager for the offering.
The Securities and Exchange Commission (“SEC”) declared effective a registration statement on Form S-1 relating to these securities on June 28, 2021. A final prospectus relating to this offering was filed with the SEC on June 30, 2021. The offering is being made only by means of a prospectus. Electronic copies of the prospectus may be obtained by contacting D.A. Davidson & Co., Attention: Equity Syndicate, 8 Third Street North, Great Falls, MT 59401, (800) 332-5915, prospectusrequest@dadco.com. Investors may also obtain these documents at no cost by visiting the SEC’s website at http://www.sec.gov.
Before you invest, you should read the prospectus and other documents the Company has filed or will file with the SEC for more complete information about the Company and the offering.
This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Better Choice Company Inc.
Better Choice Company Inc. is a rapidly growing animal health and wellness company committed to leading the industry shift toward pet products and services that help dogs and cats live healthier, happier and longer lives. We take an alternative, nutrition-based approach to animal health relative to conventional dog and cat food offerings and position our portfolio of brands to benefit from the mainstream trends of growing pet humanization and consumer focus on health and wellness. We have a demonstrated, multi-decade track record of success selling trusted animal health and wellness products and leverage our established digital footprint to provide pet parents with the knowledge to make informed decisions about their pet’s health. We sell the majority of our dog food, cat food and treats under the Halo and TruDog brands, which are focused, respectively, on providing sustainably sourced kibble and canned food derived from real whole meat, and minimally processed raw-diet dog food and treats. For more information, please visit https://www.betterchoicecompany.com.
Cautionary Note Concerning Forward-Looking Statements
This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including with respect to the proposed offering. No assurance can be given that the underwriters will exercise their over-allotment option. Factors that could cause actual results to differ materially include, but are not limited to, the risk factors described in Better Choice’s filings with the SEC. Better Choice’s filings can be obtained free of charge on the SEC’s website at www.sec.gov. Except to the extent required by law, Better Choice expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Better Choice’s expectations with respect thereto or any change in events, conditions or circumstances on which any statement is based.
Company Contact:
Better Choice Company, Inc.
Scott Lerner, CEO
Investor Contact:
KCSA Strategic Communications
Valter Pinto, Managing Director
PH: 212-896-1254
Valter@KCSA.com